Exhibit 21.1

SUBSIDIARIES

SWS Group, Inc.
SWS Securities, Inc.
SWS Financial Services, Inc.
Mydiscountbroker.com, Inc.
Southwest Clearing Corp.
May Financial Corporation
SWS Capital Corporation
Southwest Investment Advisors, Inc.
SWS Technologies Corporation
First Savings Bank, FSB
FSBF, LLC (75%)
FSB Financial, LTD (73.5%)
FSB Development, LLC
Westwood Holdings Group, Inc. (80.18%)—spin-off effective June 28, 2002
Westwood Management Corporation
Westwood Trust